Exhibit 99.1

Plug Power Announces the Appointment of Two New Board Members

LATHAM, N.Y., April 18, 2022 -- Plug Power Inc. (NASDAQ: PLUG), a leading provider of turnkey hydrogen solutions for the global green hydrogen economy, announced today the appointment of two new members to the company’s board of directors: Jean Bua, Chief Financial Officer, executive Vice President and treasurer at NetScout Systems and Kavita Mahtani, Chief Financial Officer, Americas for HSBC, one of the largest banking and financial services organizations in the world. Both appointees will join Plug’s audit committee, with Ms. Bua serving as the committee chair.

“We are excited to welcome Jean and Kavita to our board of directors. They bring decades of leadership in key areas, such as M&A strategy implementation, global financial operations, and compliance, that are vital to our future operations and strategy,” said Andy Marsh, CEO of Plug Power. “Jean and Kavita’s counsel and expertise will bring new energy to our board and strengthen Plug’s commitment to enhancing our overall operations to better serve our employees, customers, and shareholders.”

Jean Bua currently is the Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of NetScout Systems, Inc. (NASDAQ: NTCT), a provider of real-time operational intelligence and performance analytics for service assurance and cyber security solutions. Prior to NetScout, Ms. Bua served as Executive Vice President, Finance & Treasurer of American Tower Corporation, an operator of wireless and broadcast communications infrastructure, and spent nine years at Iron Mountain, Inc., an information management services company, concluding as Senior Vice President, Chief Accounting Officer and Worldwide Controller. She also previously held senior positions at Duracraft Corp. and Keithley Instruments and was a management consultant at Ernst & Young LLP and an auditor at KPMG LLP. She has led all global financial operations, including M&A analysis, acquisition integration, capital market strategy, financial planning and analysis, international tax, financial systems and compliance for high-growth, transformative public companies. Ms. Bua served as a Board member and Audit Committee Chair for Coresite Realty until its acquisition at the end of 2021. Ms. Bua earned a Bachelor of Science in Business Administration, summa cum laude, from Bryant College and an M.B.A. from the University of Rhode Island.

Kavita Mahtani is Chief Financial Officer, Americas for London-headquartered HSBC. Based in New York, Mahtani manages a finance organization across the U.S., Canada, Mexico, and South America. In her role, Mahtani drives growth and M&A strategy, as well as restructuring and re-engineering efforts alongside the CEO. Prior to joining HSBC, Mahtani served in several leadership roles during her 14-year tenure with Citigroup, Inc., including managing director – global head of asset and liability management, chief financial officer, global corporate and investment banking, and managing director – global head of financial planning and analysis, among others. Mahtani has also held roles with Morgan Stanley and Merrill Lynch & Company, Inc. Mahtani holds a Bachelor of Science degree in Economics from the University of Pennsylvania, The Wharton School, and a Master of Business Administration from the University of Chicago’s Graduate School of Business.

About Plug Power Inc.

Plug is building an end-to-end green hydrogen ecosystem, from production, storage and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 50,000 fuel cell systems and over 165 fueling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen. With plans to build and operate a green hydrogen highway across North America and Europe, Plug is building a state-of-the-art Gigafactory to produce electrolyzers and fuel cells and multiple green hydrogen production plants that will yield 500 tons of liquid green hydrogen daily by 2025. Plug will deliver its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications. For more information, visit www.plugpower.com.

Plug Power Media Contact
Caitlin Coffee
Allison+Partners
PlugPR@allisonpr.com